Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Neurocrine Biosciences, Inc. 1992 Incentive Stock Plan, as amended, and the Neurocrine Biosciences, Inc. 1996 Employee Stock Purchase Plan, as amended and the Neurocrine Biosciences, Inc. 1996 Director Option Plan, as amended, of our report dated January 25, 2002, with respect to the financial statements of Neurocrine Biosciences, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California
July 9, 2002